Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of GeoPark Limited.

Name	Jurisdiction of Incorporation

GeoPark Latin America Limited — Bermuda	Bermuda
GeoPark Argentina Limited — Bermuda	Bermuda
GeoPark Latin America Coõperatie U.A.	Netherlands
GeoPark Colombia Coõperatie U.A.	Netherlands
GeoPark Brazil Coõperatie U.A.	Netherlands
GeoPark S.A.	Chile
GeoPark Brazil S.p.A.	Chile
GeoPark Chile S.A.	Chile
GeoPark Colombia S.A.	Chile
GeoPark Fell S.p.A.	Chile
GeoPark TdF S.A.	Chile
GeoPark Magallanes Limitada	Chile
GeoPark Latin America Limited Agencia en Chile	Chile
Servicios Southern Cross Limitada	Chile
GeoPark Colombia SAS	Colombia
GeoPark Argentina Limited —Argentinean Branch	Argentina
GeoPark Brazil Exploração e Produção de Petróleo e Gás Ltda.	Brazil